AMENDMENTS TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                        --------------------------------
                       (Effective as of October 16, 1998)

Paragraph (f) of Section 1 of the Plan is amended to read as follows:

     "(f) The term 'Deferred Compensation Committee' shall mean the committee comprised of the Vice President - Human Resources, the Executive Vice President and Chief Financial Officer and the Vice President - General Counsel or such other persons as may be designated members of such Committee by the Compensation and Option Committee."

The following new paragraph (h) is added to Section 4 of the Plan:

     "(h) Transfer of Deferral Accounts from SC Plan. Effective as of the close of business on October 16, 1998, all outstanding book entry deferral accounts maintained under the SC Plan in the form of contingent credits for cash and/or Ford Common Stock shall be transferred to the Plan and governed by the provisions of the Plan. Upon such transfer, contingent credits for cash shall be valued based on the Fidelity Retirement Money Market Portfolio and contingent credits for Ford Common Stock shall be valued based on the Ford Stock Fund until such time, if any, as all or part of such amounts are transferred by the applicable participants to other investment options available under the Plan. Ultimate payout of a transferred deferral account shall be in cash, except that, to the extent that the transferred account is valued based on the Ford Stock Fund, the participant may make an election prior to the transfer of the account to receive the ultimate payout in whole shares of Common Stock."